Exhibit 99.1

Poniard Pharmaceuticals Secures $27.6 Million Loan Financing

— Proceeds to Fund Company Operations into 2010 —

South San Francisco, Calif. (September 3, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that it has secured a $27.6 million term loan from GE Healthcare Financial Services and Silicon Valley Bank, a member company of SVB Financial Group. The Company plans to use the proceeds of the loan to fund the ongoing Phase 3 SPEAR clinical trial of picoplatin, the Company’s lead platform product candidate, in small cell lung cancer, the ongoing Phase 2 trials of picoplatin in colorectal and prostate cancers, and the ongoing Phase 1 trial of oral picoplatin through completion, as well as for general corporate purposes.

“This loan facility strengthens our financial position and allows us to operate through the completion of our Phase 3 SPEAR trial and into 2010, including preparing for commercialization,” said Caroline Loewy, CFO of Poniard.

As of June 30, 2008, the end of the Company’s second fiscal quarter, prior to this financing, the Company reported cash and short-term investments of $75.1 million.

“The financing places Poniard in a better financial position to evaluate partnership opportunities for picoplatin and maximize its use in the marketplace with minimal dilution to our shareholders,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.

Terms of Financing

The $27.6 million loan from GE Healthcare Financial Services and Silicon Valley Bank is for a term of 42 months. The loan is split into two tranches. The initial tranche of $17.6 million closed on September 2, 2008. The second tranche may be drawn down at the discretion of the Company, contingent on Poniard’s cash position and other conditions, at any time prior to December 15, 2008.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit http://www.poniard.com.

About GE Healthcare Financial Services

GE Healthcare Financial Services is the premier provider of capital, financial solutions, and related services for the global healthcare market. With approximately $22 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs, and acquisition financing. With a dedicated focus and a deep knowledge of the healthcare industry, GE Healthcare Financial Services collaborates with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

About Silicon Valley Bank

Celebrating its 25th anniversary, Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com. Silicon Valley Bank Member FDIC and Member Federal Reserve.

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations, business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended June 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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